SHARE EXCHANGE AGREEMENT

This **Share Exchange Agreement**, dated as of October 7, 2016, (this "**Agreement**") by and among BrandMark Products, Inc., a Delaware corporation (hereinafter referred to as "**BrandMark**"), the shareholders of BrandMark set forth on Schedule I hereto (the "**BrandMark Shareholders**"), and Mix 1 Life Inc., a Nevada corporation ("**MIXX**").

WHEREAS, the BrandMark Shareholders own one million (1,000,000) common stock shares of BrandMark which represents 100% of the issued and outstanding shares of BrandMark (such shares being hereinafter referred to as the "**BrandMark Shares**"); and

WHEREAS, (i) the BrandMark Shareholders and BrandMark believe it is in their respective best interests for the BrandMark Shareholders to exchange 1,000,000 common stock shares, which equals 100% of the BrandMark Shares for the number of newly-issued shares of common stock, $0.001 par value per share, of MIXX as set forth in Section 1.1, along with certain other considerations set forth herein; and (ii) MIXX believes it is in its best interest and the best interest of its stockholders to acquire the BrandMark Shares in exchange for the MIXX Shares, all upon the terms and subject to the conditions set forth in this Agreement (the "**Share Exchange**"); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "**Code**"); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the "**Securities Act**"); and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined): (i) BrandMark shall become a wholly owned subsidiary of MIXX; and (ii) MIXX shall assume ownership and title to the assets of BrandMark.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF BRANDMARK SHARES FOR MIXX SHARES

Section 1.1 Agreements to Exchange BrandMark Shares for MIXX Shares and MIXX Promissory Note.
A. Subject to the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein) the BrandMark Shareholders shall assign, transfer, convey and deliver the BrandMark Shares of common stock to MIXX;

B. In consideration and exchange for the BrandMark Shares, MIXX shall issue, transfer, convey and deliver to the BrandMark Shareholders the following shares of common stock of MIXX:

i. 2,500,000 shares of common stock of MIXX shall be issued to the BrandMark Shareholders as allocated on Schedule I which shares shall be issued on the Closing Date (the "Initial Issuance").

C. As additional consideration, MIXX shall issue, transfer, convey and deliver to the BrandMark Shareholders the following shares of common stock of MIXX conditioned upon the following events:

i. 2,500,000 shares of common stock of MIXX shall be issued when BrandMark secures any purchase orders for the territory of Canada; and
ii. 2,500,000 shares of common stock of MIXX shall be issued when BrandMark secures any purchase orders for the territory of China; and
iii. 2,500,000 shares of common stock of MIXX shall be issued when BrandMark secures any purchase orders for the territory of Mexico.

D. As additional consideration for the BrandMark Shares, MIXX shall execute and deliver to the BrandMark Shareholders the promissory note in the amount of $439,804.87 in the form attached hereto as Schedule II.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the "**Closing**") shall take place remotely via the exchange of documents and signatures at 11:00 a.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "**Closing Date**").

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Section 1.3 Directors of MIXX at Closing Date. On the Closing Date, Mr. Chris Larson and Cameron Robb, current directors of MIXX, shall resign from the board of directors of MIXX (the "**MIXX Board**") and BrandMark appointed Board Member, Jerry Dellaportas, and Michael Oxford shall be appointed to the MIXX Board effective immediately. Jerry Dellaportas will also have authority one more board member

Section 1.4 Officers of MIXX at Closing Date. On the Closing Date, Chris Larson and Cameron Robb shall resign from each officer positions held at MIXX and immediately thereafter, the MIXX Board shall appoint Jerry Dellaportas to serve as Chief Executive Officer, Michael Oxford to serve as Secretary, and Steve Staehr to serve as Chief Financial Officer and as Treasurer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MIXX

MIXX represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization

A. MIXX is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of MIXX. "**Material Adverse Effect**" means, when used with respect to MIXX, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of MIXX, or materially impair the ability of MIXX to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B. Copies of the Articles of Incorporation and Bylaws of MIXX with all amendments thereto, as of the date hereof (the "**MIXX Charter Documents**"), have been or will be furnished to BrandMark, and such copies are accurate and complete as of the date hereof. The minute books of MIXX are current as required by law, contain the minutes of all meetings of the MIXX Board and stockholders of MIXX from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the MIXX Board and stockholders of MIXX. MIXX is not in violation of any of the provisions of the MIXX Charter Documents.

Section 2.2 Capitalization of MIXX.

A. The authorized capital stock of MIXX consists of 100,000,000 shares authorized as common stock, par value $0.001, of which 16,841,439 shares of common stock are issued and outstanding as of July 27, 2016, and zero shares authorized as preferred stock, immediately prior to this Share Exchange, subject to and conditioned upon the consummation of the actions described in Sections 5.2 and 5.3.

B. All of the issued and outstanding shares of common stock of MIXX immediately prior to this Share Exchange are, and all shares of common stock of MIXX when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to the BrandMark Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of MIXX's capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to MIXX or any capital or common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of MIXX's capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which MIXX is a party or by which it is bound with respect to any equity security of any class of MIXX. MIXX is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of MIXX. The issuance of all of the shares of MIXX described in this Section

2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of MIXX has any right to rescind or bring any other claim against MIXX for failure to comply with the Securities Act, or state securities laws.

C. There are no outstanding contractual obligations (contingent or otherwise) of MIXX to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, MIXX or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Outstanding Warrants. Other than as stated in MIXX'S financial statements, there are no outstanding and unexercised warrants issued by MIXX.

Section 2.4 Outstanding Agreements. Other than in the ordinary course of business, there are no outstanding agreements to which MIXX is a party or any agreements contemplated by MIXX.

Section 2.5 Subsidiaries and Equity Investments. MIXX does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.6 Authorization, Validity and Enforceability of Agreements. MIXX has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the "Agreements") to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by MIXX and the consummation by MIXX of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of MIXX, and no other corporate proceedings on the part of MIXX are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of MIXX and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. MIXX does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the "**Exchange Act**") resulting from the issuance of the MIXX Shares in connection with the Share Exchange.

Section 2.7 No Conflict or Violation. Neither the execution and delivery of the Agreements by MIXX, nor the consummation by MIXX of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the MIXX Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which MIXX is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which MIXX is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of MIXX's assets, including without limitation, the MIXX Shares.

Section 2.8 Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the "**Commission**") or the Over the Counter Markets (OTC), MIXX is not a party to or bound by any contracts, including, but not limited to, any:

A. plan providing for employee benefits of any nature, including any severance payments;

B. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

C. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

MIXX has provided to BrandMark prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the "**MIXX Contracts**").

Section 2.9 Litigation. There is no action, suit, proceeding or investigation ("**Action**") pending or, to the knowledge of MIXX, currently threatened against MIXX or any of its affiliates, that may affect the validity of this Agreement or the right of MIXX to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of MIXX, currently threatened against MIXX or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to MIXX or any of its affiliates. Neither MIXX nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by MIXX or any of its affiliates relating to MIXX currently pending or which MIXX or any of its affiliates intends to initiate.

Section 2.10 Compliance with Laws. MIXX has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state and has not received any notice of any violation of any of the foregoing. To the best knowledge, information and belief of MIXX, no investigation or review by any Governmental Authority (as defined below) is pending or threatened against the Company, nor has any Governmental Authority indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon MIXX which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MIXX, any acquisition of material property by MIXX or the conduct of business as it is currently conducted. The Company does not require any permits, licenses, variances, exemptions, orders and approvals from any Governmental Authority to conduct its business as presently being conducted.

"Governmental Authority" means any foreign or domestic governmental agency, authority, entity, or instrumentality.

Section 2.11 Financial Statements; SEC or OTC Filings.

A. MIXX's financial statements (the "**Financial Statements**") contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America ("**U.S. GAAP**") applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of MIXX as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. MIXX has no material liabilities (contingent or otherwise). MIXX is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. MIXX maintains a standard system of accounting established and administered in accordance with U.S. GAAP. Except as disclosed in the MIXX Financial Statements, the MIXX does not have any liabilities or obligations of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP.

B. MIXX has made all filings with the SEC and OTC that it has been required to make under the Securities Act and the Exchange Act (the "**Public Reports**"). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the "**Sarbanes/Oxley Act**") and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There has been no event, fact or circumstance that would cause any certification signed by any officer of MIXX in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There has been no revocation order, suspension order, injunction or other proceeding or law affecting the trading of MIXX's common stock, it being acknowledged that none of MIXX's securities are approved or listed for trading on any exchange or quotation system. There are no amendments or modifications to the Public Reports which have not yet been filed with the SEC but which will be required to be filed, including any agreements, documents or other instruments, which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. There are no outstanding comment letters from the SEC to the Company, which have not been satisfied by the Company, nor have there been any other letters or communications from the SEC. There are no outstanding written or other communications from Financial Industry Regulatory Authority ("FINRA"), DTC or DTCC concerning the Company or its common stock.

C. MIXX has good and marketable title to its assets, including the assets reflected in the most recent balance sheet included in the MIXX Financial Statements, and in each case subject to no mortgage, pledge, lien, lease, encumbrance

or charge, other than (a) those resulting from taxes which have not yet become delinquent; (b) liens and encumbrances which do not materially detract from the value of the assets subject thereto or materially impair the operations of MIXX; and (c) those that would not reasonably be expected to have a material adverse change in the business, operations, property, inventory, assets, or condition of MIXX.

Section 2.12 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, MIXX Board minutes and financial and other records of whatsoever kind of MIXX have been fully, properly and accurately kept and completed: there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of MIXX. MIXX maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.13 Employee Benefit Plans. MIXX does not have any "Employee Benefit Plan" as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.14 Tax Returns, Payments and Elections. MIXX has or will file all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) ("**Tax Returns**") required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and MIXX has timely paid all Taxes due and adequate provisions have been and are reflected in MIXX's Financial Statements for all current taxes and other charges to which MIXX is subject and which are not currently due and payable. None of MIXX's federal income tax returns have been audited by the Internal Revenue Service. MIXX has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against MIXX for any period, nor of any basis for any such assessment, adjustment or contingency. MIXX has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, U.S. income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: "**Tax**" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any U.S., local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a "**Tax Authority**"), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person or entity.

Section 2.15 No Debt Obligations. Upon the Closing Date and other than disclosed in the financial statements, MIXX will have no other debt, other obligations or other liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. MIXX is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.16 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to MIXX or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.17 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by MIXX to arise, between MIXX and any accountants and/or lawyers formerly or presently engaged by MIXX. MIXX is current with respect to fees owed to its accountants and lawyers.

Section 2.18 INTENTIONALLY OMITTED.

Section 2.19 Absence of Undisclosed Liabilities. Except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) MIXX has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) MIXX has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital

stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) MIXX has not made any loan, advance or capital contribution to or investment in any person or entity; (E) MIXX has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) MIXX has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, MIXX has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.20 No Integrated Offering. MIXX does not have any registration statement pending before the Commission or currently under the Commission's review and since January 1, 2012, except as contemplated under this Agreement, MIXX has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

Section 2.21 Employees.

A. MIXX has 10 employees.

B. No director or officer of MIXX is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of MIXX or (b) the ability of MIXX to conduct its business.

C. MIXX does not sponsor, maintain, contribute to, is not required to contribute to, and has no Liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employees or any current or former director or consultant of the Company, or of any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 2.22 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to MIXX or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by MIXX but which has not been so publicly announced or disclosed. MIXX has not provided to BrandMark, or the BrandMark Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by MIXX but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of MIXX or the MIXX Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.24 Assets or Real Property. Except as set forth on the most recent Financial Statements, MIXX does not have any other assets of any kind.

Section 2.25 Interested Party Transactions. Except as disclosed herein and in the Public Reports, no officer, director or shareholder of MIXX or any affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by MIXX; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish MIXX any goods or services; or (b) a beneficial interest in any contract or agreement to which MIXX is a party or by which it may be bound or affected.

Section 2.26 Intellectual Property. MIXX does own, use and license intellectual property in its business.

Section 2.27 Intentionally Omitted

Section 2.28 Environmental Laws. To the best of the knowledge of MIXX, it is not subject to any Environmental Laws (as defined herein). The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BRANDMARK

BrandMark represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to BrandMark, are true and complete as of the date hereof.

Section 3.1 Incorporation. BrandMark Products, Inc. ("BrandMark") is a Delaware corporation and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of BrandMark's Articles of Incorporation or Bylaws, or similar documents. BrandMark has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement. BrandMark has full power, authority, and legal capacity and has taken all action required by law, it's Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. BrandMark has one million (1,000,000) common stock shares issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants of BrandMark.

Section 3.3 Subsidiaries and Predecessor Corporations. BrandMark has no subsidiaries.

Section 3.4 Financial Statements. BrandMark has kept all books and records since inception and such financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of BrandMark. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, BrandMark had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of BrandMark, in accordance with U.S. GAAP. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by U.S GAAP.

BrandMark has duly allowed for all taxation reasonably foreseeable and BrandMark has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of BrandMark are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of BrandMark's assets are reflected on its financial statements, and BrandMark has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5 Information. The information concerning BrandMark set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material

adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of BrandMark; and (b) BrandMark has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of BrandMark after reasonable investigation, threatened by or against BrandMark or affecting BrandMark or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. BrandMark does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which BrandMark is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the best of its knowledge, BrandMark has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of BrandMark or except to the extent that noncompliance would not result in the occurrence of any material liability for BrandMark. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 Approval of Agreement. The Board of Directors of BrandMark has authorized the execution and delivery of this Agreement by BrandMark and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by BrandMark in connection herewith constitute the valid and binding obligation of BrandMark, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Interim Financial Statements and except as incurred in the ordinary course of business since the date of the Interim Financial Statements, BrandMark has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of BrandMark.

Section 3.13 Errors and Omissions (E/O) Insurance. The Board of Directors of BrandMark has and will continue to maintain E/O insurance policy up until the closing of this transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BRANDMARK SHAREHOLDERS

Each of the he BrandMark Shareholders hereby severally and not jointly represent and warrant to MIXX:

Section 4.1 Authority. Such BrandMark Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such BrandMark Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which such BrandMark Shareholder is each a party, and to perform such BrandMark Shareholders' obligations under this Agreement to which such BrandMark Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such BrandMark Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such BrandMark Shareholder, this Agreement is duly authorized, executed and delivered by such BrandMark Shareholders and constitutes the legal, valid and binding

obligations of such BrandMark Shareholder, enforceable against such BrandMark Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by such BrandMark Shareholder of this Agreement to which such BrandMark Shareholder is a party nor the consummation or performance by such BrandMark Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such BrandMark Shareholders (if such BrandMark Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such BrandMark Shareholders is a party or by which the properties or assets of such BrandMark Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which such BrandMark Shareholder, or any of the properties or assets of such BrandMark Shareholder, may be subject.

Section 4.3 Litigation. There is no pending Action against such BrandMark Shareholder that involves the BrandMark Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of BrandMark and, to the knowledge of such BrandMark Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. Such BrandMark Shareholder understands and agrees that the MIXX Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the MIXX Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S. Each BrandMark shareholder represents and warrants that it is acquiring the MIXX Shares for investment purposes and not with a view for re-distribution.

Section 4.5 Stock Legends. Such BrandMark Shareholder hereby agrees with MIXX as follows:

A. Legend. The certificates evidencing the MIXX Shares issued to such BrandMark Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B. Other Legends. The certificates representing such MIXX Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

Section 4.6 Ownership of Shares. Such BrandMark Shareholder is both the record and beneficial owner of the BrandMark Shares. Such BrandMark Shareholder is not the record or beneficial owner of any other shares of BrandMark. Such BrandMark Shareholder has and shall transfer at the Closing, good and marketable title to the BrandMark Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. Such BrandMark Shareholder has no pre-emptive rights or any other rights to acquire any shares of BrandMark that have not been waived or exercised.

Section 4.8 Investors. Such BrandMark Shareholder is: (a) an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (b) a non-accredited investor who is a sophisticated person within the meaning of Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or (c) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF BRANDMARK AND THE BRANDMARK SHAREHOLDERS

The obligations of BrandMark to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by BrandMark or such of the BrandMark Shareholders , as the case may be, at their sole discretion:

Section 5.1 Representations and Warranties of MIXX. All representations and warranties made by MIXX in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2 Agreements and Covenants. MIXX shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of MIXX shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. BrandMark shall have received such certificates, instruments and documents in confirmation of the representations and warranties of MIXX, MIXX's performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the BrandMark Shareholders and/or their counsel may reasonably request.

Section 5.6 Documents. MIXX must have caused the following documents to be delivered to BrandMark:

A. share certificates evidencing the MIXX Shares registered in the name of the BrandMark Shareholders;

B. a Secretary's Certificate, dated the Closing Date, certifying attached copies of (A) the MIXX Charter Documents, (B) the resolutions of the MIXX Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of MIXX signing this Agreement to which MIXX is a party;

C. an Officer's Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, and 5.5;

D. a Certificate of Good Standing of MIXX, dated as of a date not more than five business days prior to the Closing Date;

E. this Agreements duly executed;

F. the resignations of Chris Larson and Cameron Robb as officers and directors of MIXX as of the Closing Date; and,

G. such other documents as BrandMark or the BrandMark Shareholders may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of MIXX, (B) evidencing the performance of, or compliance by MIXX with any covenant or obligation required to be performed or complied with by MIXX, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to MIXX.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF MIXX

The obligations of MIXX to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by MIXX in its sole discretion:

Section 6.1 Representations and Warranties of BrandMark and the BrandMark Shareholders. All representations and warranties made by BrandMark and the BrandMark Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding shares of common stock of BrandMark must approve this Agreement by written consent, in accordance with the requirements of Nevada Revised Statutes, prior to the Closing Date.

Section 6.3 Agreements and Covenants. BrandMark and the BrandMark Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of BrandMark shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6 Other Closing Documents. MIXX shall have received such certificates, instruments and documents in confirmation of the representations and warranties of BrandMark and the BrandMark Shareholders, the performance of BrandMark's and the BrandMark Shareholders' respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as MIXX or its counsel may reasonably request.

Section 6.7 Documents. BrandMark and the BrandMark Shareholders must deliver to MIXX at the Closing:

A. share certificates evidencing the number of BrandMark Shares, along with executed share transfer forms transferring such BrandMark Shares to MIXX;

B. this Agreements to which the BrandMark and the BrandMark Shareholders are each a party, duly executed; and

C. Full and complete set of financials from BrandMark; and

D. such other documents as MIXX may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of BrandMark and the BrandMark Shareholders, (B) evidencing the performance of, or compliance by BrandMark and the BrandMark Shareholders with, any covenant or obligation required to be performed or complied with by BrandMark and the BrandMark Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the BrandMark Shares, or any other stock, voting, equity, or ownership interest in, BrandMark, or (b) is entitled to all or any portion of the MIXX Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 SEC Documents. From and after the Closing Date, in the event the SEC notifies MIXX of its intent to review any Public Report filed prior to the Closing Date or MIXX receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, upon request the MIXX Controlling Stockholders shall reasonably cooperate with MIXX in responding to any such oral or written comments.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the "**Survival Period**"). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2 Indemnification.

A. Indemnification Obligations in favor of the MIXX Controlling Stockholders. From and after the Closing Date until the expiration of the Survival Period, BrandMark shall reimburse and hold harmless each of the MIXX Controlling Stockholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a "**MIXX Indemnified Party**") against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such MIXX Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any MIXX Indemnified Party, which arises or results from a third-party claim brought against a MIXX Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of BrandMark. All claims of MIXX pursuant to this Section 8.2 shall be brought by the MIXX Controlling Stockholders on behalf of MIXX and those Persons who were stockholders of MIXX immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $5,000,000 in the aggregate from BrandMark. No claim for indemnification may be brought under this Section 8.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B. Indemnification Obligations in favor of BrandMark and the BrandMark Shareholders. From and after the Closing Date until the expiration of the Survival Period, the MIXX Controlling Stockholders shall indemnify and hold harmless BrandMark, the BrandMark Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may "control" (within the meaning of the Securities Act) any of the forgoing persons or entities (each a "**BrandMark Indemnified Person**") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively,

"**Damages**") arising out of: (i) any breach of representation or warranty made by MIXX or the MIXX Controlling Stockholders in this Agreement, and in any certificate delivered by MIXX or the MIXX Controlling Stockholders pursuant to this Agreement; (ii) any breach by MIXX or the MIXX Controlling Stockholders of any covenant, obligation or other agreement made by MIXX or the MIXX Controlling Stockholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by MIXX or the MIXX Controlling Stockholders. In no event shall any such indemnification payments exceed $5,000,000 in the aggregate from the MIXX Controlling Stockholders. No claim for indemnification may be brought under this Section 8.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to BrandMark or the BrandMark Shareholders, to:

BrandMark Products, Inc.
Attn: Jerry Dellaportas
3370 North Hayden Road
Suite: 123537
Scottsdale, Arizona 85251

With a copy to (which copy shall not constitute notice):

Daniel H. Luciano, Esq.
242A West valley Brook Road
Califon, New Jersey 07830

If to MIXX or the MIXX Controlling Stockholders, to:

Mix 1 Life, Inc.
16000 N. 80th Street, Suite E
Scottsdale, AZ 85260

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence,

communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California, and/or the U.S. District Court for California, Southern District, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MIX 1 LIFE, INC. ("MIXX")

____
Name: Cameron Robb
Title: Chief Executive Officer and Director

____
Name: Chris Larson
Title: Chief Financial Officer and Director

BRANDMARK PRODUCTS, INC. ("BRANDMARK")

____
Name: Jerry Dellaportas
Title: Chairman and Secretary

SCHEDULE I

BRANDMARK SHAREHOLDERS

NAME	BRANDMARK SHARES HELD	MIXX SHARES TO BE ISSUED
Jerry Dellaportas	500,000	1,250,000
Quality Food Brands, LLC	500,000	1,250,000
TOTALS	**1,000,000**	**2,500,000**

SCHEDULE II

PROMISSORY NOTE